NEWS RELEASE

Lincoln Financial Group Reports Second Quarter 2006 Earnings
Robust Results Reflect Combined Earnings from the Jefferson-Pilot Merger

PHILADELPHIA, August 8, 2006 - Lincoln National Corporation (NYSE:LNC) today reported net income of $349.0 million, or $1.23 per diluted share for the second quarter of 2006. By comparison, net income for the second quarter of 2005 was $197.9 million, or $1.13 per diluted share.

Income from operations for the second quarter of 2006 was $351.4 million, or $1.24 per diluted share, compared with $203.6 million, or $1.16 per diluted share, in the second quarter of 2005. Income from operations was positively impacted by the merger with Jefferson-Pilot that closed on April 3, 2006, which contributed approximately $145 million to earnings in the quarter.

Return on equity (ROE), based on income from operations, for the quarter was 12.4%. The attached table defines and reconciles income from operations and ROE, non-GAAP measures, to net income and ROE calculated in accordance with GAAP.

Consolidated domestic retail deposits, which include individual annuities, mutual funds, life insurance and other personal wealth accumulation products together with retirement products sold into the employer-sponsored marketplace, reached $7.5 billion, up 6% over the second quarter of 2005. Lincoln reported consolidated retail net flows for the quarter of $1.9 billion. Investment management institutional deposits were $2.8 billion for the quarter with $687 million in net flows. At June 30, 2006, consolidated assets under management were $212 billion, an increase of 15% after adjusting for the combination with Jefferson-Pilot, which added approximately $29 billion to assets under management.

“In our first quarter of combined operations, our results underscore Lincoln’s enhanced earnings engine and improved presence in the marketplace as well as the integration expertise of our management team,” said Jon A. Boscia, chairman and chief executive officer of Lincoln Financial Group.

Individual Markets

Individual Annuities

Second quarter income from operations for the Individual Annuities segment was $89.0 million versus $52.5 million for the same period a year ago. Approximately 50% of the growth in income from operations was driven by the Jefferson-Pilot merger. The current quarter’s results benefited from approximately $3 million, after tax, primarily related to better than expected investment income and favorable DAC unlocking, which was partially offset by slightly negative hedge program results.

In the quarter, gross deposits reached $2.8 billion and net flows were $844 million, both fueled by individual variable annuity deposits of $2.4 billion, an increase of 31% over the second quarter of 2005. Lincoln’s i4LIFE® Advantage, a retirement income solution, continued to excel in the market, as elections increased 69% over 2005 levels.

“Despite the highly competitive marketplace and many new features introduced this year, we continued to see momentum in our variable annuity results, driven by broad-based distribution and quality products,” said Boscia.

Individual Life Insurance

Individual Life Insurance income from operations was $147.1 million, compared to $62.6 million in the second quarter of 2005. The year-over-year variance was primarily driven by the merger with Jefferson-Pilot, accounting for approximately 80% of the increase in earnings. The 2006 quarter was favorably impacted by approximately $10 million, after tax, largely related to better than expected investment returns and positive DAC unlocking.

Combined individual life insurance sales, reported as paid annualized premium, decreased 4% in the quarter as compared to the prior year period. Sequentially, the current quarter’s combined life insurance sales gained 10%.

“A challenging market, together with success in curtailing IOLI sales, has pressured life insurance production,” said Boscia. “Work has begun to integrate product portfolios and I’m encouraged by the momentum in the wirehouse channel where production has doubled since last year,” Boscia added.

Employer Markets

Retirement Products & Other

Retirement Products

Second quarter income from operations for Retirement Products was $54.3 million versus $45.3 million for the same period a year ago. The growth in earnings reflected $1.8 billion of account value expansion, driving an 11% increase in fee income and included approximately $2 million, after tax, of better than expected investment income.

Excluding approximately $130 million of assets transferred from the Jefferson Pilot 401k plan in the current quarter, gross deposits were $1 billion, consistent with the same period results in 2005. By product, deposits varied in the period with growth in Lincoln DirectorSM, a small-case group variable annuity product, offset by declines in Lincoln Alliance® Program, a large-case employer-sponsored retirement plan solution. Alliance deposits can vary on a quarter-to-quarter basis with the second quarter of 2005 being one of our strongest since introducing the product.

“As the market’s reliance on employee funded plans increases, Lincoln is focused on solidifying its employer-sponsored strategy and is well-positioned to execute on a complimentary product portfolio and integrated distribution platform. Our product and distribution balance allowed us to match the $1 billion in deposits from the same period in 2005 despite Alliance’s shortfall,” said Boscia.

Executive Benefits & Other

Executive Benefits and Other income from operations was $16.2 million, compared to $4.3 million in the second quarter of 2005. Approximately 50% of the growth in earnings was related to the addition of the principally BOLI-based executive benefits business from the Jefferson-Pilot merger, with the remaining increase attributable to growth in the inforce COLI/BOLI business and improved mortality margin in the institutional pension business.

Benefit Partners

For the second quarter, Benefit Partners’ income from operations was $37.0 million, up 74% over the prior year period, as reported by Jefferson-Pilot. The current quarter benefited by approximately $11 million, after tax, due to a better than expected non-medical loss ratio of 64.7%, driven by favorable long-term disability claims incidence and terminations.

In the quarter, annualized premiums for new business were $45.3 million, reflecting pricing discipline in a highly competitive market and a significant decline in the larger-case disability premiums.

“Consistent with industry results, we have seen significant weakness in the price-competitive large-case market while experiencing more modest declines in our core small case business, which we define as less than 200 lives,” said Boscia.

Investment Management

Investment Management reported income from operations of $12.0 million for the quarter, compared to an operating loss of $1.4 million for the same period a year ago. Year-over-year growth was primarily attributable to a 29% increase in third-party assets under management. Earnings were impacted by a number of small items, including adverse markets and the installation of a new fee structure in Delaware's management of the Lincoln general account assets. Together these items impacted the quarter's results by $3 million, after tax. The second quarter of 2005 included approximately $4 million of expenses associated with investment talent acquisitions.

In the quarter, total deposits reached $6.0 billion and net flows were slightly over $1.0 billion. Strong inflows in 2005 and 2006 have resulted in capacity constraints in the International ADR managed account product and two of the Large Cap Growth products, contributing to the reduced deposits in the quarter as compared to the record results in the year-ago period. “The second quarter of 2006 marked 8 consecutive quarters of net flows in excess of $1 billion, highlighting one of the more consistently strong growth records in the business,” said Boscia.

Lincoln UK

For the second quarter, the UK segment’s income from operations was $9.9 million, which compares with $10.3 million in the second quarter of 2005.

Lincoln Financial Media

Lincoln Financial Media income from operations was $11.9 million in the second quarter of 2006, down approximately $3 million as compared to the second quarter of 2005 as reported by Jefferson-Pilot. The quarter’s results were primarily impacted by expenses associated with stock options and the amortization of merger-related intangible assets.

Other Operations

The Other Operations line has undergone significant changes to include the corporate held assets of the former Jefferson-Pilot, income on unallocated capital, and branding expenses. Other Operations recorded an operating loss for the second quarter of $26.1 million, versus income from operations of $30.1 million in the second quarter of 2005. The current quarter included an $11 million, after tax, impact of merger-related expenses, partially offset by approximately $3 million, after tax, of better than expected investment income. The second quarter of 2005 included approximately $50 million, after-tax, of better than expected investment income and a reduction in a deferred tax asset valuation allowance. Interest expense for the period was $42 million, after-tax, an increase of $28 million over the same period in 2005, reflecting merger-related financing and the consolidation of existing Jefferson-Pilot debt.

Capital and Share Repurchase

As of June 30, 2006, the book value of Lincoln National Corporation common stock, excluding accumulated other comprehensive loss, was $40.60, compared with $31.56 a year ago. Book value, including accumulated other comprehensive loss, was $40.48, compared with $36.87 a year ago. As previously announced, Lincoln repurchased approximately 8.1 million shares in the second quarter of 2006 as part of the accelerated share repurchase program (ASR) the company entered on April 3, 2006. On July 18, 2006, Lincoln completed the ASR and retired another 779,000 shares, bringing the total number of shares repurchased to 8.84 million shares.

2006 Outlook

Merger Integration

Integration remains on track with realized pre-tax savings in the quarter of $18 million, yielding an annualized run-rate savings of approximately $75 million and on course for achieving the $90 million run-rate savings target in the first year after closing the merger. Lincoln maintains its three-year, annualized run-rate merger savings estimate of $180 million.

Individual Annuities

For the Individual Annuities segment, Lincoln anticipates income from operations, as reported in the second quarter of 2006, to benefit from solid variable flows, excluding the period’s net favorable items and adjusting for the equity markets. In the second half of 2006, the company expects continued pressure on fixed flows.

Individual Life Insurance

Lincoln expects the Individual Life segment’s income from operations to build modestly from results reported in the second quarter after factoring in the positive DAC unlocking and favorable investment results in the quarter. With competitive pressures and the company’s current product-line integration efforts underway, Lincoln expects individual life sales for the second half of 2006 to modestly outperform the first two quarters of 2006.

Employer Markets

Acknowledging the newness of Employer Markets as a standalone segment, Lincoln expects improved variable deposits and flows throughout the second half of 2006 with more modest growth in earnings, as incremental asset growth may be offset by competitive pressures on crediting rate activity and its impact on spreads. The segment’s earnings are also impacted by changes in the equity markets. Lincoln anticipates Benefit Partners to return to normal non-medical loss ratios in the range of 71-75% with modestly better sales results as the year continues.

Earnings Estimates

Lincoln expects income from operations for Investment Management to be in the mid-$50 million range, recognizing results are sensitive to the equity markets and acknowledging a slightly more than $1 million negative impact per quarter related to the new general account management fee structure.

For the UK segment, Lincoln continues to estimate 2006 earnings in the mid to upper $30 million range, assuming stable exchange rates.

For Lincoln Financial Media, the company expects 2006 income from operations to be in the upper $30 million range for the last nine months of the year.

Capital Management

During the remaining six months of 2006, Lincoln intends to repurchase $350-500 million of shares of our common stock. As part of this repurchase activity the company expects to execute another accelerated stock buyback program of approximately $350 million as soon as practicable.

This outlook contains estimates that are forward-looking, and Lincoln’s actual experience in 2006 will almost certainly differ because of the many assumptions utilized in the outlook as well as a large number of other factors that will probably change, which may lead us to revise our estimates over time, such as changes that may result from our annual comprehensive review of the assumptions underlying DAC, VOBA, and DFEL that will occur during the third quarter. Please see the Forward-Looking Statements - Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

Lincoln National Corporation will discuss the company’s second quarter results with investors in a conference call beginning at 11:00 a.m. (ET) on Wednesday, August 9, 2006. The company will also post its second quarter 2006 statistical supplement on its Web site, www.LFG.com.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group had consolidated assets of $167 billion as of June 30, 2006, and had annual consolidated revenues of $5.5 billion in 2005. The company offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Company affiliates include: Lincoln Financial Distributors, which provides wholesaling and marketing support; Lincoln Financial Advisors and Jefferson Pilot Securities Corp., Lincoln Financial Retail Distribution, a national network of financial planners, agents, and registered representatives; Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; Lincoln Financial Media, which owns and operates three television stations, 18 radio stations, and the Lincoln Financial Sports production and syndication business; and Lincoln UK. For more information please visit www.LFG.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	215 448-1420	215 255-1520
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures. Income (loss) from operations represents after tax results excluding, as applicable, realized gains or losses on investments and derivatives, cumulative effect of accounting changes, reserve changes on business sold through reinsurance, gain on sale of subsidiaries and book of business and loss on early retirement of debt. The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations. Income (loss) from operations is an internal measure used by the company in the management of its operations. Management believes that this performance measure explains the results of the company's ongoing operations in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are either unpredictable and/or not related to decisions regarding the underlying businesses.

	For the Quarter		For the Six Months
($ in millions, except per share data)	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net Income	$349.0	$197.9	$570.2	$376.8

Less:
Net realized loss on investments	(3.8)	(2.6)	(8.2)	(7.3)
Net gain on reinsurance
derivative/trading account securities	1.2	(3.3)	5.0	(0.5)
Reserve development and related amortization
on business sold through reinsurance	0.2	0.2	0.4	0.4
Gain on sale of subsidiaries/ businesses	-	-	-	9.3
Income from Operations	$351.4	$203.6	$573.0	$374.9

Earnings per share (diluted)
Net Income	$1.23	$1.13	$2.47	$2.14
Income from Operations	$1.24	1.16	$2.48	$2.13

Average Equity
(Excluding accumulated other comprehensive income)	$11,311.3	$5,407.1	$8,633.1	$5,356.2

Return on Equity
Net Income	12.3%	14.6%	13.2%	14.1%
Income from Operations	12.4%	15.1%	13.3%	14.0%

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

	For the Quarter Ended June 30
	2006	2005

Revenue	$2,495,592,450	$1,374,359,835
Net Income	348,968,242	197,900,000

EPS - Basic	$1.25	$1.15
EPS - Diluted	$1.23	$1.13

Avg. Shares - Basic	279,117,917	172,758,060
Avg. Shares - Diluted	282,620,341	175,353,027

	For the Six Months Ended June 30
	2006	2005

Revenue	$3,917,437,728	$2,693,579,450
Net Income	570,196,163	376,804,394

EPS - Basic	$2.51	$2.18
EPS - Diluted	$2.47	$2.14

Avg. Shares - Basic	227,136,449	173,224,239
Avg. Shares - Diluted	230,532,255	175,811,246

Forward-Looking Statements - Cautionary Language

This document and oral statements made during the presentation may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•
Problems arising with the ability to successfully integrate our and Jefferson-Pilot Corporation’s (“Jefferson-Pilot”) businesses, which may affect our ability to operate as effectively and efficiently as expected or to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe and the impact of the application of purchase accounting on results of operations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline 38; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against LNC or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which LNC and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of our fixed annuity and life insurance businesses and demand for our products;
•
A decline in the equity markets causing a reduction in the sales of our products, a reduction of asset fees that LNC charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, the value of business acquired , deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of our variable annuity products;

•	Ineffectiveness of our various hedging strategies used to offset the impact of declines in the equity markets;
•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from our assumptions used in pricing our products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•	Changes in accounting principles generally accepted in the U.S. that may result in unanticipated changes to our net income;
•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries, and the adverse impact such action may have on the premium writings, policy retention, and profitability of our insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of our companies requiring that LNC realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism or war that may adversely affect our businesses and the cost and availability of reinsurance;
•	Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that we can charge for our products;
•	The unknown impact on our business resulting from changes in the demographics of our client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;
•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers; and
•
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding, and investment results.

The risks included here are not exhaustive. We describe additional risks in our recent Forms 10-K, 10-Q and 8-K and other documents filed with the Securities and Exchange Commission. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any current intention to update any forward-looking statements to reflect events or circumstances that occur after the date of this document.